Exhibit 10.7

Execution Version

WAIVER AND AMENDMENT NO. 2 TO SECURITIES PURCHASE AGREEMENT

This WAIVER AND AMENDMENT NO. 2 TO SECURITIES PURCHASE AGREEMENT (this “Amendment”), is made and entered into this 25th day of July, 2012, by and among ZAZA ENERGY CORPORATION, a Delaware corporation (the “Company”), and each of the holders of Securities (as defined in the Securities Purchase Agreement, as defined below) that is a signatory to this Amendment.

RECITALS

1.                                       The Company and the holders of the Securities are parties to that certain Securities Purchase Agreement dated February 21, 2012, as amended by (a) a letter agreement dated as of March 1, 2012, (b) a letter agreement dated as of March 22, 2012, and (c) that certain Waiver and Amendment No. 1 to Securities Purchase Agreement dated as of June 8, 2012, as amended by that certain letter agreement dated as of June 28, 2012 (as amended, the “Existing Securities Purchase Agreement”; and as amended by this Amendment and as may be further amended, restated, supplemented or otherwise modified from time to time, the “Securities Purchase Agreement”).

2.                                       Pursuant to the Existing Securities Purchase Agreement, the Company issued, and the holders of Notes purchased, (i) the Company’s 8.00% Senior Secured Notes due February 21, 2017, in the aggregate principal amount of $100,000,000 (collectively, the “Notes”) and (ii) the Company’s warrants to purchase 26,315,789 shares of the Company’s Common Stock.

3.                                       The Company has informed the holders of Securities that certain Events of Default as set forth on Schedule A attached hereto have occurred and are continuing as of the date hereof (such Events of Default being referred to herein as the “Specified Defaults”).

4.                                       The Company also desires to amend certain provisions of the Existing Securities Purchase Agreement.

5.                                       The holders of the Securities have agreed to (a) waive the Specified Defaults, and (b) make such amendments, in each case subject to the terms and conditions set forth in this Amendment.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby covenant and agree to be bound as follows:

Section 1.                                          Capitalized Terms.  Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Securities Purchase Agreement (including, for the avoidance of doubt, any terms defined herein as set forth on Exhibit A hereto), unless the context otherwise requires.

Section 2.                                          Amendments to Existing Securities Purchase Agreement.  Subject to the satisfaction of the conditions precedent set forth in Section 3, the Existing Securities Purchase Agreement is hereby amended in the manner specified in Exhibit A hereto.  Such amendments are referred to herein collectively as the “Amendments”.

Section 3.                                          Effectiveness of Waivers and Amendments.  The waivers in Section 5 and the Amendments shall become effective, and shall be deemed to be in effect, upon satisfaction (or waiver by the holders of the Securities) of all of the following conditions on or before July 27, 2012:

(a)                                  Amendment.  Execution and delivery of this Amendment by the Company and each of the holders of the Securities, and execution and delivery of the Guarantor Acknowledgement attached hereto by the Guarantors.

(b)                                 Amended and Restated Subordination Agreement.  Receipt by the holders of the Securities of a fully executed copy of the Amended and Restated Subordination Agreement, dated as of June 8, 2012, including executed signature pages by each of the Senior Creditors (as defined therein).

(c)                                  Opinion.  The holders of the Notes and the Collateral Agent shall have received from Andrews Kurth LLP, special counsel to the Credit Parties, an opinion reasonably satisfactory to each such holder and the Collateral Agent, which opinion shall, among other things, address the due authorization, execution and enforceability of the First Amendment and this Amendment.  Each of the Credit Parties hereby directs such counsel named in the previous sentence to deliver the opinions referenced therein.

(d)                                 Investment Banker.  The Company shall have provided evidence to the holders of the Notes, in form and substance reasonably satisfactory to the Required Holders, of its engagement of Jefferies & Company, Inc., or such other investment banker(s) or advisor(s) reasonably acceptable to the Required Holders, on terms reasonably acceptable to the Required Holders, for purposes of considering all strategic alternatives for the Company with a focus on obtaining one or more joint venture partners.

(e)                                  Consents.  The holders of the Notes shall have received copies of the resolutions of the board of managers or board of directors (or similar governing body) of each Credit Party authorizing such Credit Party’s execution and delivery of, and the performance of its obligations under, this Amendment.

(f)                                    Representations and Warranties.  The representations and warranties in Section 4 shall be true and correct in all respects on the date hereof.

(g)                                 Expenses.  The Company shall have paid the reasonable fees and disbursements of the holders of the Securities’ special counsel in accordance with Section 9 below.

Section 4.                                          Representations and Warranties.  To induce the holders of the Securities to enter into this Amendment, consent to the Amendments and to provide the waivers set forth in Section 5, the Company hereby represents and warrants to each of the holders of Securities that:

(a)                                  the execution, delivery and performance of this Amendment, the Texas Agreement and the Paris Basin Agreement have been duly authorized by all requisite corporate authority or other action on the part of the Company and this Amendment, the Texas Agreement and the Paris Basin Agreement have been duly executed and delivered by the Company, and this Amendment, the Texas Agreement and the Paris Basin Agreement constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms;

(b)                                 each of the representations and warranties set forth in the Securities Purchase Agreement and the other Transaction Documents are true and correct in all material respects as of the date hereof, except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date and except as disclosed in the First Amendment;

(c)                                  after giving effect to the transactions contemplated hereby, no Default or Event of Default has occurred and is continuing as of the date hereof; and

(d)                                 no events have taken place and no circumstances exist at the date hereof which would give any Credit Party a basis to assert a defense, offset or counterclaim to any claim of any holder of a Security with respect to the obligations of the Credit Parties.

Section 5.                                          Waiver of the Specified Defaults.  Subject to the satisfaction of the applicable conditions specified in Section 3, each of the holders of Securities hereby waives the Specified Defaults described on Schedule A attached hereto; provided that such waivers shall cease to be effective, and such Specified Defaults shall be reinstated and be deemed to be continuing, if the Company fails to deliver to each holder of Securities (a) certified copies of the fully executed subordinated loan documents evidencing the loans made on June 11, 2012 from ZaZa International to Toreador in the amounts of $600,000 and €850,000, respectively (collectively, the “Subordinated Toreador Loans”), (b) an original fully executed subordination agreement with respect to such Subordinated Debt in form and substance satisfactory to the Required Holders, and (c) the fully executed Bank Account Pledge Agreement among Toreador, the Collateral Agent and each holder of Securities, in each case, by August 3, 2012.  These waivers shall not extend beyond the terms expressly set forth herein, nor impair any right or power accruing to the holders of Securities with respect to any other Event of Default or any Default or Event of Default which occurs after the date hereof.  Nothing contained herein shall be deemed to imply any willingness of the holders of Securities to agree to, or otherwise prejudice any rights of the holders of Securities with respect to, any similar waivers that may be requested by the Company.

Section 6.                                          Transaction Document.  This Amendment shall be deemed to constitute a Transaction Document for all purposes under the Securities Purchase Agreement.

Section 7.                                          Effect of Amendment.  Except as set forth expressly herein, all terms of the Securities Purchase Agreement shall be and remain in full force and effect.  The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the holders of Notes under the Securities Purchase Agreement, nor constitute a waiver of any provision of the Securities Purchase Agreement, except as expressly provided herein.  Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Amendment may refer to the Securities Purchase Agreement without making specific reference to this Amendment, but nevertheless all such references shall include this Amendment unless the context otherwise requires.

Section 8.                                          Release.

(a)                                  In consideration of the agreements of the holders of Securities contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Credit Party, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges each holder of Securities, and its successors and assigns, and its present and former shareholders, partners, members, managers, consultants, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives, and all persons acting by, through, under or in concert with any of them (each holder of Securities and all such other Persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”) of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, recoupment, rights of setoff, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, contingent or mature, suspected or unsuspected, both at law and in equity, which any Credit Party or any of its respective successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment, including, without limitation, for or on account of, or in relation to, or in any way in connection with the Securities Purchase Agreement, or any of the other Transaction Documents or transactions thereunder or related thereto.

(b)                                 Each Credit Party understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(c)                                  Each Credit Party agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.

(d)                                 In entering into this Amendment, each Credit Party has consulted with, and has been represented by, legal counsel and expressly disclaims any reliance on any representations, acts or omissions by any of the Releasees and hereby agrees and acknowledges that the validity and effectiveness of the release set forth above does not depend in any way on any such representations, acts and/or omissions or the accuracy, completeness or validity hereof.  The provisions of this Section shall survive the termination of this Amendment and the other Transaction Documents and the payment in full of the Notes.

(e)                                  Each Credit Party acknowledges and agrees that the release set forth above may not be changed, amended, waived, discharged or terminated orally.

Section 9.                                          Fees and Expenses; Indemnification.  Whether or not the waivers in Section 5 or the Amendments become effective, the Company agrees to pay on demand all reasonable costs and expenses of the holders of the Securities (including the reasonable fees and expenses of the holders of the Securities’ special counsel) in connection with the preparation, negotiation, execution and delivery of this Amendment as provided in paragraph 13B(1) of the Securities Purchase Agreement.  Nothing in this Section shall limit the Company’s obligations pursuant to paragraphs 13B(1) and 13B(2) of the Securities Purchase Agreement.

Section 10.                                   Governing Law.  THIS AMENDMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE INTERNAL LAW OF THE STATE OF NEW YORK, EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD PERMIT THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

Section 11.                                   Severability.  Whenever possible, each provision of this Amendment and any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be interpreted in such manner as to be effective, valid and enforceable under the applicable law of any jurisdiction, but, if any provision of this Amendment or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be held to be prohibited, invalid or unenforceable under the applicable law, such provision shall be ineffective in such jurisdiction only to the extent of such prohibition, invalidity or unenforceability, without invalidating or rendering unenforceable the remainder of such provision or the remaining provisions of this Amendment or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto in such jurisdiction, or affecting the effectiveness, validity or enforceability of such provision in any other jurisdiction.

Section 12.                                   Counterparts.  This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument.  Delivery of an executed counterpart of this Amendment by facsimile transmission or by electronic mail in pdf form shall be as effective as delivery of a manually executed counterpart hereof.

Section 13.                                   Binding Nature.  This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 14.                                   Entire Understanding.  The Existing Securities Purchase Agreement, together with this Amendment, set forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotiations or agreements, whether written or oral, with respect thereto.

Section 15.                                   Headings.  The headings of the sections of this Amendment are inserted for convenience only and shall not be deemed to constitute a part of this Amendment.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date and year first above written.

ZAZA ENERGY CORPORATION

By:	/s/ Todd Alan Brooks
Name:	Todd Alan Brooks
Title:	President

MSDC ZEC INVESTMENTS, LLC

By:	/s/ Marcello Liguori
Name:	Marcello Liguori
Title:	Vice President

SENATOR SIDECAR MASTER FUND LP

By:	Senator Investment Group LP, its investment manager

	By:	/s/ Evan Gartenlaub
	Name:	Evan Gartenlaub
	Title:	General Counsel

O-CAP OFFSHORE MASTER FUND, L.P.

By:
Name:
Title:

O-CAP PARTNERS, L.P.

By:
Name:
Title:

CAPITAL VENTURES INTERNATIONAL

By:
Name:
Title:

TALARA MASTER FUND, LTD.

By:
Name:
Title:

BLACKWELL PARTNERS, LLC

By:
Name:
Title:

PERMAL TALARA LTD.

By:
Name:
Title:

WINMILL INVESTMENTS LLC

By:
Name:
Title:

GUARANTOR ACKNOWLEDGEMENT

Each of the undersigned hereby acknowledges and agrees to the terms of the Waiver and Amendment No. 2 to Securities Purchase Agreement, dated July 25, 2012 (the “Amendment”), including, without limitation, Section 8 of the Amendment, amending that certain Securities Purchase Agreement, dated February 21, 2012, as amended (as amended, the “Securities Purchase Agreement”), among ZaZa Energy Corporation, a Delaware corporation, and the holders of Securities party thereto.  Each of the undersigned hereby confirms that the Guaranty Agreement to which the undersigned are a party remains in full force and effect after giving effect to the Amendment and continues to be the valid and binding obligation of each of the undersigned, enforceable against each of the undersigned in accordance with its terms.

Capitalized terms used herein but not defined are used as defined in the Securities Purchase Agreement.

Dated July 25, 2012.

ZAZA HOLDINGS, INC.,
a Delaware corporation

By:	/s/ John E. Hern, Jr.
Name:	John E. Hern, Jr.
Title:	President

ZAZA ENERGY, LLC,
a Texas limited liability company

By:	/s/ Todd Alan Brooks
Name:	Todd Alan Brooks
Title:	Manager

TOREADOR RESOURCES CORPORATION,
a Delaware corporation

By:	/s/ Tony Vermeire
Name:	Tony Vermeire
Title:	President

Schedule A

Specified Defaults

1.                                       The Event of Default occurring under paragraph 8A(v) of the Securities Purchase Agreement resulting from the failure to comply with paragraph 7B(2) of the Securities Purchase Agreement as a result of the incurrence of the Subordinated Toreador Loans.

2.                                       The Event of Default occurring under paragraph 8A(v) of the Securities Purchase Agreement resulting from the Company’s failure to deliver in a timely manner the bank account pledge agreement with respect to Toreador’s bank accounts maintained in France required pursuant to paragraph 6K of the Securities Purchase Agreement.

Exhibit A

(a)                                  Paragraph 2C - Interest on the Notes.  Paragraph 2C of the Existing Securities Purchase Agreement is hereby amended by adding a new sentence at the end of clause (i) to read as follows:

“Notwithstanding the foregoing, to the extent the aggregate principal amount outstanding in respect of the Notes equals or exceeds $35,000,000 on February 21, 2013, commencing on such date and at all times thereafter (subject to clause (b) above and clause (ii) below) the Notes shall bear interest at the rate of 10.00% per annum; provided, however, that the Notes shall continue to bear interest at the rate of 8.00% per annum (subject to clause (b) above and clause (ii) below) if the aggregate principal amount outstanding in respect of the Notes on February 21, 2013 would have been less than $35,000,000 had all of the holders of the Notes accepted all offers to repurchase the Notes made by the Company prior to such date pursuant to paragraph 7B(13).”

(b)                                 Paragraph 6A(i) - Financial Statements; Reserve Reports.  Paragraph 6A of the Existing Securities Purchase Agreement is hereby amended by amending and restating clause (i) to read as follows:

“(i) as soon as practicable and in any event within forty-five (45) days after the end of each of the first three fiscal quarters in each fiscal year of the Company (or, solely with respect to the second fiscal quarter of 2012, seventy-five (75) days), consolidated statements of income, cash flows and members’ equity of the Company and its Subsidiaries for such fiscal quarter and for the period from the beginning of the current fiscal year to the end of such fiscal quarter, and a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter, setting forth in each case in comparative form corresponding figures for the corresponding period in the preceding fiscal year, all in reasonable detail and satisfactory in form to the Required Holders and certified by an authorized financial officer of the Company to the effect that (a) such financial statements (including any related schedules and/or notes) have been prepared in accordance with GAAP (subject to the absence of footnotes and normal year-end audit adjustments) consistently followed throughout the periods involved, (b) the balance sheet fairly presents the financial condition of the Company and its Subsidiaries as at the date thereof, and (c) the statements of income, members’ equity and cash flows fairly present the results of the operations of the Company and its Subsidiaries for the period indicated; provided that delivery within the time period specified above of copies of the Company’s Form 10-Q prepared in compliance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this paragraph 6A(i), provided, further, that the Company shall be deemed to have made such delivery of such Form 10-Q if it shall have timely made such Form 10-Q available on “EDGAR” and on its home page on the worldwide web (at the date of this Agreement located at:  http//www.zazaenergy.com) (such availability and notice thereof being referred to as “Electronic Delivery”);”

(c)                                  Paragraph 6A(iv) - Financial Statements; Reserve Reports.  Paragraph 6A of the Existing Securities Purchase Agreement is hereby further amended by amending and restating subclause (D) contained in clause (iv) to read as follows:

“(D) except as noted on such Independent Reserve Report, there are no “back-in” or “reversionary” interests held by third parties which could reduce the interests of the Company or any of its Subsidiaries, as applicable, in such Oil and Gas Properties as set forth in the Independent Reserve Report other than the interests held by third parties under the Hess Agreement or the Hess Settlement Documents, and”

(d)                                 Paragraph 6B - Notices.  Paragraph 6B of the Existing Securities Purchase Agreement is hereby amended by (i) adding “and” to the end of clause (ii) of such paragraph, and (ii) adding the following new clause (iii) to such paragraph to read as follows:

“(iii)                         not later than 3 Business Days prior to the anticipated Closing (under and as defined under the Paris Basin Agreement), the Company will provide each holder of Notes with written notice of the date of such anticipated Closing.”

(e)                                  Paragraph 6 - Affirmative Covenants.  Paragraph 6 of the Existing Securities Purchase Agreement is hereby further amended by adding the following new paragraph 6(Q) at the end thereof:

“6Q                         Texas Closing.  Prior to or substantially contemporaneously with the Closing under and as defined in the Texas Agreement (the “Texas Closing”), the Company shall, or shall cause its Subsidiaries to:

(i)                                     deliver to the Collateral Agent executed mortgages and deeds of trust, and/or amendments or supplements thereto, as the case may be, in form and substance satisfactory to the Required Holders and in sufficient form and with a sufficient number of original counterparts for recordation in each county in which any interest covered thereby is located, and such other Collateral Documents, and/or amendments or supplements thereto, as may be reasonably requested by the Required Holders, to cause all Oil and Gas Properties acquired under the Texas Agreement and substantially all other real property owned or leased by the Company or any of its Subsidiaries, in each case located in the United States, to be subject at all times to a first priority, perfected Lien (subject, in each case, to Permitted Liens) in favor of the Collateral Agent for the benefit of itself and the holders of the Notes to secure the obligations of the Company and each Credit Party under the Transaction Documents pursuant to the terms and conditions of the Collateral Documents;

(ii)                                  deliver to the holders of the Notes a certificate of a Responsible Officer in form and substance reasonably satisfactory to the Required Holders (A) attaching true, correct and complete executed copies of the Texas Agreement and the Paris Basin Agreement, which shall be in form and substance reasonably satisfactory to the Required Holders, and (B) certifying that (1) Texas Closing has occurred, and (2) all consents pursuant to Section 7.1 of the Texas Agreement and all waivers and consents pursuant to Section 7.1 of the Paris Basin Agreement, in each case, which are necessary or required

Exhibit A-2

to consummate the transactions contemplated thereby such that the Company will receive at least $60,000,000 of the Closing Payment (as defined in the Texas Agreement), have been obtained; and

(iii)                               deliver to the holders of the Notes and the Collateral Agent an opinion of Andrews Kurth LLP, special counsel to the Credit Parties, reasonably satisfactory to each such holder and the Collateral Agent, which opinion shall, among other things, address the due authorization, execution and enforceability of any Collateral Documents delivered pursuant to the terms hereof and of the Second Amendment and as well as any security interest created by such Collateral Documents.  Each of the Credit Parties hereby directs such counsel named in the previous sentence to deliver the opinions referenced therein.

(f)                                    Paragraph 7A - Restricted Payments.  Paragraph 7A of the Existing Securities Purchase Agreement is hereby amended by amending and restating clause (iv) to read as follows:

“(iv)                        the Company may accept capital contributions and issue Equity Interests (other than Disqualified Stock); in addition, Subsidiaries of the Company may issue Equity Interests to any other wholly-owned Subsidiary of the Company or the Company so long as such proposed issuance satisfies the requirements for Permitted Investments;”

(g)                                 Paragraph 7B(1) - Liens.  Paragraph 7B(1) of the Existing Securities Purchase Agreement is hereby amended and restated in its entirety as follows:

“7B(1)           Liens.  Create, assume or suffer to exist at any time any Lien upon any of its properties or assets, whether now owned or hereafter acquired, or sign or file or suffer to exist under the Uniform Commercial Code of any jurisdiction a financing statement that names the Company or any of its Subsidiaries as debtor, or assign any accounts or other right to receive income, other than the following (each of the following, a “Permitted Lien”):

(i)                                     Liens for taxes, assessments or other governmental charges or levies not yet due or payable or which are the subject of a Good Faith Contest,

(ii)                                  Liens imposed by law, such as materialmen’s, mechanics’, carriers’, landlords’, warehousemen’s, workmen’s, and repairmen’s Liens and other similar Liens arising by contract or statute in the ordinary course of business securing obligations which are not yet delinquent or which are the subject of a Good Faith Contest, Liens, pledges or deposits in connection with workers’ compensation, unemployment insurance, social security obligations (other than any Lien imposed by ERISA) or good faith deposits in connection with bids, tenders, contracts or leases to which the Company or its Subsidiaries is a party, or deposits to secure public or statutory obligations of the Company or its Subsidiaries or deposits or cash or United States government bonds to secure performance, surety or appeal bonds to which the Company or its Subsidiaries is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case incurred in the ordinary course of business, provided that in each case the obligation secured is not overdue and does not constitute Debt, easements

Exhibit A-3

or reservations of, rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties, or Liens incidental to the conduct of the business of the Company and its Subsidiaries or to the ownership of its properties, including minor survey exceptions and other encumbrances on title to real property, that do not, in the aggregate, render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property by the Company or a Subsidiary for its intended purposes,

(iii)                               Liens securing Capitalized Lease Obligations or purchase money obligations, so long as (a) the Debt or other obligations secured by such Liens is permitted pursuant to paragraph 7B(2)(ix), (b) any such Lien only attaches to the property that is the subject of the Capital Lease giving rise to such Capitalized Lease Obligations or that was acquired with the proceeds of such purchase money obligations Incurred to finance the cost of acquiring such property, and (c) in the case of any Liens securing purchase money obligations, such Liens and the obligations secured thereby are incurred within 90 days of the acquisition of such property and the principal amount of the purchase money obligations secured by such Liens does not, at any time, exceed 100% of the cost of the property subject thereto at the time of the acquisition thereof;

(iv)                              Liens in favor of the Collateral Agent for the benefit of itself and the holders from time to time of the Notes;

(v)                                 Liens existing on the date hereof and described on Schedule 7B and any renewals or extensions thereof, provided that (a) the property covered thereby is not changed, (b) the amount secured or benefited thereby is not increased except as contemplated by paragraph 7B(2)(xii), (c) the direct or any contingent obligor with respect thereto is not changed, and (d) any renewal or extension of the obligations secured or benefited thereby is permitted by paragraph 7B(2)(xii);

(vi)                              Liens securing judgments for the payment of money not constituting an Event of Default under paragraph 8A(xiii);

(vii)                           Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Subsidiaries in the ordinary course of business;

(viii)                        Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained or deposited with a depositary institution; provided, however, that the obligations secured are not in default and that such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board and such deposit account is not intended by the Company or any of its Subsidiaries to provide collateral to the depository institution or any other Person;

(ix)                                reserved;

Exhibit A-4

(x)                                   reserved;

(xi)                                Liens securing Debt or other obligations of a Subsidiary of the Company (which is not a Guarantor) owing to the Company or a Guarantor; provided that such Debt is otherwise permitted under paragraph 7B(2) and all actions have been taken to the reasonable satisfaction of the Required Noteholders to provide to the Collateral Agent, for the benefit of itself and the holders of the Notes, a first priority perfected Lien (subject to Permitted Liens) in such Debt and on all such collateral securing such Debt or other obligations;

(xii)                             Liens securing Debt of the Company or any of its Subsidiaries incurred to refinance Debt of the Company or any of its Subsidiaries that was previously so secured; provided that (a) any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Debt being refinanced, and (b) the amount of the Debt so secured shall not exceed the principal amount of the Debt that is being refinanced at the time of such refinancing, plus, without duplication, any additional Debt Incurred to pay interest or premiums required by the instruments governing such existing Debt and reasonable out-of-pocket fees and expenses incurred in connection therewith;

(xiii)                          Liens on pipelines and pipeline facilities that arise by operation of law securing obligations (other than Debt) not yet due or payable and which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by the Company or any Subsidiary or materially impair the value of such Property subject thereto;

(xiv)                         Liens arising under the Hess Agreement prior to the consummation of the transactions contemplated by the Hess Settlement Documents or Liens arising under customary provisions of joint venture agreements, partnership agreements, assignments, purchase and sale agreements, division orders, contracts for the sale, purchasing, processing, transportation or exchange of oil or natural gas, unitization and pooling declarations and agreements, development agreements, area of mutual interest agreements, licenses, sublicenses, net profits interests, participation agreements, Farm-Out Agreements, Farm-In Agreements, carried working interest, joint operating, unitization, royalty, sales and similar agreements, in each case to the extent permitted under paragraph 7B(13), relating to the exploration or development of, or production from, Oil and Gas Properties entered into in the ordinary course of business in the Oil and Gas Business for claims which are not delinquent or which are subject to a Good Faith Contest; provided that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by the Company or any Subsidiary or materially impair the value of such Property subject thereto;

(xv)                            Liens pursuant to customary provisions of Leases for bonus, royalty or rental payments and for compliance with the terms of such Leases incurred in the

Exhibit A-5

ordinary course of business of the Company or any of its Subsidiaries for claims which are not delinquent or are subject to a Good Faith Contest;

(xvi)                         Liens on Property securing Permitted Commodity Hedging Obligations and Permitted Other Hedging Obligations permitted under paragraph 7B(2)(iv); provided that the swap counterparty with respect to any Permitted Commodity Hedges or Permitted Other Hedges secured by a Lien on all or part of the Collateral shall have entered into an Intercreditor Agreement in form and substance reasonably satisfactory to the Collateral Agent and the Required Noteholders providing, among other things, that (a) such Liens shall be pari passu with the Liens securing the Notes and (b) the Collateral Agent (acting at the direction of the Required Noteholders) shall control all rights and remedies in respect of all such Liens pursuant to the provisions of such Intercreditor Agreement;

(xvii)                      Liens on Property (other than the Eagle Ford Assets) incurred in the ordinary course of business of the Company or any of its Subsidiaries with respect to obligations that, at any one time outstanding, do not exceed $500,000;

(xviii)                   Liens on Property relating to Proved Reserves of the applicable Credit Parties securing Debt of such applicable Credit Parties under a Reserve Facility to the extent such Debt is permitted under paragraph 7B(2)(xi), which Liens may be senior to, or on a pari passu basis with, the Liens securing the Notes; provided that the lenders under such Reserve Facility (or an administrative agent on their behalf) shall have entered into an Intercreditor Agreement in form and substance reasonably satisfactory to the Collateral Agent and the Required Noteholders with respect to such Liens;

(xix)                           Liens on Property of the Credit Parties (other than the Eagle Ford Assets) securing obligations in respect of Production Payments and Reserve Sales to the extent such obligations are permitted under paragraph 7B(2)(v);

(xx)                              leases and subleases of real property that is not Oil and Gas Property that do not materially interfere with the ordinary conduct of the Company and its Subsidiaries, taken as a whole; and

(xxi)                           Liens in favor of Hess on up to $15,000,000 in cash proceeds from the sale of the French Conventional Assets if the conditions set forth in clauses (a) and (b) of Section 3 of Exhibit K to the Paris Basin Agreement have been satisfied; provided that prior to or contemporaneously with the granting of any such Lien, the Company shall make the required offer to prepay the Notes from the proceeds of any such sale of French Conventional Assets in accordance with paragraph 7B(7) or 7B(13), as the case may be; and provided, further, that at the applicable time, such Liens shall be released in accordance with such Section 3 of Exhibit K to the Paris Basin Agreement.”

(h)                                 Paragraph 7B(2) - Debt.  Paragraph 7B(2) of the Existing Securities Purchase Agreement is hereby amended and restated as follows:

“7B(2)           Debt.  Incur any Debt, except:

Exhibit A-6

(i)                                     Debt outstanding under the Notes and the other Transaction Documents;

(ii)                                  Seller Subordinated Debt under (a) the Seller Notes in an aggregate principal amount not to exceed $38,250,000, so long as the Subordination Agreement is in effect, and (b) the ZaZa Principal Loan Notes in an aggregate principal amount not to exceed $9,080,000, so long as the Subordination Agreement is in effect;

(iii)                               the French Intercompany Loans outstanding on the Closing Day in an aggregate principal amount not exceeding (a) $16,200,000 with respect to French Intercompany Loans denominated in U.S. Dollars, and (b) €3,465,000 with respect to French Intercompany Loans denominated in Euros, together with any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Debt is not increased at the time of such refinancing, refunding, renewal or extension and no Default or Event of Default exists either before or after giving effect to such refinancing, refunding, renewal or extension;

(iv)                              Permitted Commodity Hedging Obligations and Permitted Other Hedging Obligations; provided that the aggregate Swap Termination Value of all Permitted Other Hedging Obligations shall not at any time exceed $5,000,000;

(v)                                 Debt or other obligations in respect of Production Payments and Reserve Sales relating to Oil and Gas Properties (other than the Eagle Ford Assets), so long as the aggregate amount of all such Debt and other obligations permitted pursuant to this clause (v), together with all Debt permitted pursuant to paragraph 7B(2)(xi), does not exceed $50,000,000;

(vi)                              Guaranties by the Company or the Guarantors of Debt of the Company or a Guarantor, as the case may be, Incurred in accordance with the provisions of this Agreement; provided that in the event such Debt that is being Guarantied is a Subordinated Obligation, then the related Guaranty shall be subordinated in right of payment to the Notes or the Guarantees of such Notes to at least the same extent as the Debt being Guarantied, as the case may be;

(vii)                           Debt of the Company owing to and held by any Guarantor of the Company or Debt of a Subsidiary of the Company owing to and held by the Company or any Guarantor; provided, however, that (a) any subsequent issuance or transfer of capital stock or any other event which results in any such Debt being held by a Person other than the Company or a Guarantor; or (b) any sale or other transfer of any such Debt to a Person other than the Company or a Guarantor shall be deemed, in each case, to constitute an Incurrence of such Debt by the Company or such Subsidiary, as the case may be, on such date and such Debt shall not be permitted under this clause (vii);

(viii)                        reserved;

Exhibit A-7

(ix)                                Debt represented by Capitalized Lease Obligations or purchase money obligations, in each case Incurred by the Company or any Subsidiary of the Company for the purpose of financing all or any part of the acquisition or purchase price or cost of construction or improvements or carrying costs of property used in the business of the Company or such Subsidiary in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Debt Incurred pursuant to this clause (ix) and then outstanding, will not exceed $5,000,000 at any time outstanding;

(x)                                   Debt Incurred in respect of self-insurance obligations, bid, appeal, reimbursement, performance, surety and similar bonds and completion Guarantees by the Company or a Subsidiary of the Company in the ordinary course of business and any Guarantees or letters of credit functioning as or supporting any of the foregoing bonds or obligations (other than for an obligation for money borrowed);

(xi)                                Debt of the Company under a Reserve Facility; provided that the aggregate amount of all such Debt permitted pursuant to this clause (xi), together with all Debt or other obligations permitted pursuant to paragraph 7B(2)(v), does not exceed $50,000,000;

(xii)                             Debt outstanding on the date hereof and listed on Schedule 7B(2) and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Debt is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension; and provided, still further, that the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Debt, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Credit Parties or the holders of the Notes than the terms of any agreement or instrument governing the Debt being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Debt does not exceed the then applicable market interest rate;

(xiii)                          reserved;

(xiv)                         reserved;

(xv)                            Debt in the principal amount of $7,031,000 owing by Toreador to Toreador International as evidenced by that certain Loan Agreement dated December 10, 2010, by and between Toreador and Toreador International, as

Exhibit A-8

amended by an amendment dated September 16, 2011, so long as such Debt becomes Subordinated Debt no later than March 1, 2012; provided that if requiring such Debt to become Subordinated Debt is prohibited by Hungarian law, such Debt shall be treated as a French Intercompany Loan and be subject to the requirements of paragraph 5G hereof; and

(xvi)                         (a) Debt owing by Toreador International to Toreador Energy France and (b) Subordinated Debt owing by the Company or any Guarantor to Toreador International in an aggregate principal amount not to exceed the aggregate principal amount outstanding under clause (a) hereof.

For purposes of determining compliance with, and the outstanding principal amount of any particular Debt Incurred pursuant to and in compliance with, this paragraph 7B(2):

(a)                                  in the event an item of that Debt meets the criteria of more than one of the types of Debt described in the foregoing provisions of this paragraph 7B(2), the Company, in its sole discretion, will classify such item of Debt on the date of Incurrence and, subject to the various provisions below, may later reclassify such item of Debt and only be required to include the amount and type of such Debt in one of such clauses;

(b)                                 Guarantees of, or Obligations in respect of letters of credit supporting, Debt which is otherwise included in the determination of a particular amount of Debt shall not be duplicated; and

(c)                                  the principal amount of any Preferred Stock of a Subsidiary of the Company that is not a Guarantor will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof.

Accrual of interest, accrual of dividends, the amortization of debt discount or the accretion of accreted value or the payment of interest in the form of additional Debt with respect to Debt outstanding on the Closing Day will not be deemed to be an Incurrence of Debt for purposes of this paragraph 7B(2); provided that payment of interest in the form of additional Debt with respect to Debt Incurred on or after the Closing Day or payment of dividends in the form of additional shares of Disqualified Stock shall be deemed to be an Incurrence of Debt for purposes of this paragraph 7B(2).”

(i)                                     Paragraph 7B(5) - Sale of Equity Interests of Subsidiaries.  Paragraph 7B(5) of the Existing Securities Purchase Agreement is hereby amended and restated as follows:

“7B(5)           Sale of Equity Interests of Subsidiaries.  Other than in compliance with paragraph 7B(6) or paragraph 7B(13), as applicable, sell or otherwise dispose of, or part with control of, any Equity Interests in any Subsidiary of the Company.”

(j)                                     Paragraph 7B(6) - Merger and Consolidation.  Paragraph 7B(6) of the Existing Securities Purchase Agreement is hereby amended and restated as follows:

Exhibit A-9

“7B(6)                                                           Merger and Consolidation.  Merge, dissolve, liquidate, consolidate with or into another Person or Transfer (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(i)                                     any Subsidiary may merge or consolidate with or into (a) the Company so long as the Company is the surviving entity, or (b) any one or more other Subsidiaries, provided that if a Credit Party is merging with another Subsidiary that is not a Credit Party, such Credit Party shall be the surviving entity;

(ii)                                  any Credit Party may Transfer all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Company or to another Credit Party;

(iii)                               any Subsidiary may Transfer its assets to the Company or to another wholly-owned domestic Subsidiary;

(iv)                              any Subsidiary that is not a Credit Party may Transfer all or substantially all its assets (including any Transfer that is in the nature of a liquidation) to (a) another Subsidiary that is not a Credit Party or (b) to a Credit Party; and

(v)                                 the Company may merge with or into or wind up into (whether or not the Company is the surviving corporation), or convey, transfer or lease all or substantially all its assets in one or more related transactions to, any Person, provided that:

(a)                                  the resulting, surviving or transferee Person (the “Successor Issuer”) will be a solvent corporation or limited liability company organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and the Successor Issuer (if not the Company) will (1) expressly assumed, by execution of a counterpart to this Agreement and such other documents, instruments and agreements as may be reasonably requested by the Required Noteholders, all the obligations of the Company under this Agreement, the Notes and the other Transaction Documents to which the Company is a party and, (2) shall cause such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdiction as may be required by applicable law to grant, preserve and protect the Liens on the Collateral pledged by or transferred to such Person to secure the Notes, together with all financing statements and comparable documents as may be required to perfect any Liens in such Collateral, and (3) cause to be delivered to each holder of the Notes an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Required Noteholders in customary form (and subject to

Exhibit A-10

customary exceptions and qualification) to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms;

(b)                                 immediately after giving effect to such transaction (and treating any Debt that becomes an obligation of the Successor Issuer or any Subsidiary of the Successor Issuer as a result of such transaction as having been Incurred by the Successor Issuer or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(c)                                  immediately after giving effect to such transaction, the Successor Issuer would not have any Debt outstanding other than as permitted under this Agreement; and

(d)                                 each Guarantor shall have reaffirmed its obligations under the Guaranty Agreement.

No such conveyance, transfer or lease of all or substantially all of the assets of the Company shall have the effect of releasing the Company or any Successor Issuer that shall theretofore have become such in the manner prescribed in this paragraph 7B(6)(v) from its liability under this Agreement, the Notes or any other Transaction Document to which it is a party.”

(k)                                  Paragraph 7B(7) - Sale of Assets.  Paragraph 7B(7) of the Existing Securities Purchase Agreement is hereby amended and restated in its entirety as follows:

“7B(7)  Sale of Assets.

(i)                                     Subject to paragraph 7B(13), consummate any Asset Disposition unless:

(a)                                  the Company or such Subsidiary, as the case may be, receives consideration at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(b)                                 at least 75% of the consideration received in respect of such Asset Disposition by the Company or such Subsidiary is in the form of cash or Cash Equivalents.  For purposes of this provision, each of the following will be deemed to be cash:

(1)                                  any liabilities, as shown on the Company’s most recent consolidated balance sheet, of the Company or any of its Subsidiaries (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Guarantee of the Notes) that are assumed by the transferee of any such assets or Equity Interests pursuant to (A) a customary novation agreement that releases the Company or such Subsidiary from further liability therefor or (B) an assignment agreement that includes, in lieu of such a release, the agreement of the transferee or its parent company to indemnify and hold harmless the Company or such Subsidiary from and against any loss, liability or other cost in respect of such assumed liability; and

Exhibit A-11

(2)                                  any securities, notes or other obligations received by the Company or any such Subsidiary from such transferee that are converted by the Company or such Subsidiary into cash within 180 days after the date of the Asset Disposition, to the extent of the cash received in that conversion; and

provided that the 75% limitation referred to above shall be deemed satisfied with respect to any Asset Disposition in which the cash or Cash Equivalents portion of the consideration received therefrom, determined in accordance with the foregoing provisions on an after-tax basis, is equal to or greater than what the after-tax proceeds would have been had such Asset Disposition complied with the aforementioned 75% limitation.

(ii)                                  Notwithstanding clause (i), the Company will not, and will not permit any of its Subsidiaries to, make any Asset Disposition in respect of the Eagle Ford Assets unless:

(a)                                  such Asset Disposition complies with the requirements of clause (i) above;

(b)                                 an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied within 365 days after receipt thereof to invest in Eagle Ford Assets or to prepay the Notes pursuant to an Asset Disposition Offer in a manner consistent with clauses (iv)-(x), inclusive, below, and to the extent that an Asset Disposition Offer is made as described below and any holders of the Notes do not accept such Asset Disposition Offer, the Company may use the remaining Net Available Cash that was the subject of such Asset Disposition Offer for any purpose not prohibited hereunder;

(c)                                  to the extent that 100% of the Net Available Cash from such Asset Disposition has not been applied in accordance with clause (b) above, such Net Available Cash shall be deemed to be “Excess Proceeds”, which shall applied as set forth in paragraph (iv) below;

(d)                                 such Asset Disposition, together with all other Asset Dispositions made during such calendar year, do not exceed an amount equal to ten percent (by acreage) of the result of (1) the Eagle Ford Assets (by acreage) as of the date hereof, plus (2) all Eagle Ford Assets (by acreage) acquired after the date hereof but prior to the date of such Asset Disposition, minus (3) all Eagle Ford Assets (by acreage) sold or otherwise disposed of after the date hereof but prior to the date of such Asset Disposition (prior to giving effect to such Asset Disposition); and

(e)                                  such Asset Disposition is not a Production Payment and Reserve Sale.

(iii)                               Within 365 days after the receipt of any Net Available Cash from an Asset Disposition permitted by clause (i) above or any Casualty or Condemnation Event, the Company (or the applicable Subsidiary of the Company, as the case may be) may apply such Net Available Cash:

Exhibit A-12

(a)                                  to prepay the Notes in a manner consistent with clauses (iv)-(x), inclusive, below; or

(b)                                 so long as no Default or Event of Default exists or would exist immediately before or immediately after giving effect to such Asset Disposition, to invest in Additional Assets, which Additional Assets are added to the Collateral securing the Notes.

An amount equal to any Net Available Cash from Asset Dispositions that are not applied or invested as provided in clauses (a) and (b) above will constitute “Excess Proceeds.”

(iv)                              Within ten Business Days after the aggregate amount of Excess Proceeds exceeds $1,000,000, the Company will make an irrevocable offer (an “Asset Disposition Offer”) to each holder of the Notes to prepay, at the election of each holder, a portion of the Notes held by each such holder equal to such holder’s Ratable Portion of the Excess Proceeds held by the Company and its Subsidiaries as of the date of such offer (the “Offer Amount”) at 101% of the outstanding principal amount of the Notes, plus accrued and unpaid interest, if any, to (but not including) the date of such prepayment.  If any Excess Proceeds remain after consummation of an Asset Disposition Offer, the Company or any Subsidiary of the Company may use those Excess Proceeds for any purpose not otherwise prohibited by this Agreement.  If the aggregate principal amount of Notes accepting such Asset Disposition Offer exceeds the amount of Excess Proceeds, the Company will use the Excess Proceeds to prepay the Notes on a pro rata basis based on the outstanding principal amount of the Notes at the time of such prepayment. Upon completion of each Asset Disposition Offer, the amount of Excess Proceeds will be reset at zero.

(v)                                 Notwithstanding the foregoing, the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, will be governed by paragraph 7B(6) of this Agreement and not by the provisions of this paragraph 7B(7).

(vi)                              In the event that, pursuant to the foregoing provisions of this paragraph 7B(7), the Company is required to commence an Asset Disposition Offer, it will follow the procedures specified below. The Asset Disposition Offer shall be made to all holders of Notes. The Asset Disposition Offer will remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the “Offer Period”).

(vii)                           If the Asset Disposition Prepayment Date is on or after a record date and on or before the related interest payment date, any accrued and unpaid interest to (but not including) the Asset Disposition Prepayment Date will be paid to the Person in whose name a Note is registered at the close of business on such record date.

(viii)                        Upon the commencement of an Asset Disposition Offer, the Company will send a notice thereof to each of the holders of the Notes.  The notice will contain all instructions and materials necessary to enable such holders to receive a prepayment of the

Exhibit A-13

Notes pursuant to the Asset Disposition Offer. The notice, which will govern the terms of the Asset Disposition Offer, will state:

(a)                                  that the Asset Disposition Offer is being made pursuant to this paragraph 7B(7) and constitutes an irrevocable offer to prepay the Notes pursuant to this paragraph 7B(7) at the election of each holder of the Notes;

(b)                                 the Offer Amount, a brief description of the Asset Dispositions giving rise to the Asset Disposition Offer, a computation of the Excess Proceeds that are the subject of such Asset Disposition Offer, the length of time the Asset Disposition Offer will remain open, each holder’s Ratable Portion of the Asset Disposition Offer which it is entitled to receive and the date on which such prepayment shall be made (which date shall be not more than 3 Business Days after termination of the Offer Period) (the “Asset Disposition Prepayment Date”);

(c)                                  that upon acceptance by such holder, the Company will prepay the portion of the Offer Amount to which such holder is entitled as specified in such notice;

(d)                                 that holders of Notes will be entitled to withdraw their election if the Company, the depositary or the paying agent, as the case may be, receives, not later than the expiration of the Offer Period, a facsimile transmission or letter setting forth the name of the holder, the principal amount of the Note held by such holder and a statement that such holder is withdrawing his election to have such Note prepaid in connection with such Asset Disposition Offer.

(ix)                                To accept such Asset Disposition Offer, a holder of Notes shall cause a notice of such acceptance to be delivered to the Company not later than 5 days prior to the Asset Disposition Prepayment Date, provided, that failure to accept such offer in writing by such date shall be deemed to constitute a rejection of the Asset Disposition Offer.  If so accepted by any holder of a Note, such offered prepayment (equal to not less than such holder’s pro rata share of the Excess Proceeds) shall be due and payable on the Asset Disposition Prepayment Date.

(x)                                   Prepayment of the Notes to be prepaid pursuant to this paragraph 7B(7) shall be at an amount equal to 101% of the outstanding principal amount of such Notes, together with accrued and unpaid interest on such Notes to, but not including, the date of prepayment.  The prepayment shall be made on the Asset Disposition Prepayment Date.”

(l)                                     Paragraph 7B(9) - Related Party Transactions.  Paragraph 7B(9) of the Existing Securities Purchase Agreement is hereby amended and restated in its entirety as follows:

“7B(9)  Related Party Transactions.  Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, pay or agree to pay any management, advisory or consulting fees to, or otherwise deal with, in the ordinary course of business or otherwise, any Related Party other than on terms and conditions at least as favorable to the Company or such Subsidiary as those that would be obtained through an arm’s-length negotiation with an unaffiliated third party, except for (i)

Exhibit A-14

transactions contemplated by the Merger Agreement, the Contribution Agreement and the Existing Stockholders’ Agreement, (ii) notwithstanding the termination of or references to the Hess Agreement, grants of overriding royalty interests arising under arrangements in existence as of the Closing Day described under the section heading “ZaZa Related Party Transactions” in the Company’s Registration Statement on Form S-4 filed with the SEC in connection with the Merger and Contribution, as amended through January 1, 2012, and (iii) other transactions to the extent expressly permitted by this Agreement, the Hess Agreement or the Hess Settlement Documents.”

(m)                               Paragraph 7B(12) - Hess Agreement, French Agreement and Other Asset Dispositions.  Paragraph 7B(12) of the Existing Securities Purchase Agreement is hereby amended and restated in its entirety as follows:

“7B(12)  Hess Agreement, Hess Settlement Documents and French Agreement.  Notwithstanding anything contained herein to the contrary, without the prior written consent of the Required Holders, (i) amend, supplement, or otherwise modify any material term of, or add any material term to, or otherwise terminate, (a) the Hess Agreement or the French Agreement, other than pursuant to the Hess Settlement Documents and the Amendment to EDA, or (b) the Hess Settlement Documents, or (ii) enter into any settlement agreement (including, without limitation, any termination of the Hess Agreement and/or the French Agreement) in respect of any dispute with Hess arising from or otherwise relating to the Hess Agreement and/or the French Agreement, other than the Hess Settlement Documents.”

(n)                                 Paragraph 7B - Lien, Debt and Other Restrictions.  Paragraph 7B of the Existing Securities Purchase Agreement is hereby amended by adding a new paragraph 7B(13) at the end thereof to read as follows:

“7B(13)  Restrictions on Designated Transactions Prior to the Reduction Date.  At all times prior to the Reduction Date, without the prior written consent of the Required Holders, (i) sell, lease, dispose of or otherwise transfer (including, without limitation, by way of any farm-out, joint venture or similar transaction that, in each case, does not constitute a JV Transaction) any Oil and Gas Properties, whether foreign or domestic, or any Equity Interests in any Subsidiary of the Company to the extent that all or substantially all of the assets of such Subsidiary are Oil and Gas Properties, in either case other than the transactions contemplated by the Hess Settlement Documents (each, a “Sale Transaction”), or (ii) enter into any joint development and/or exploration arrangements or other joint venture arrangements or any Farm-Out Agreements, any Farm-In Agreements or similar transactions (each, a “JV Transaction” and together with any Sale Transaction, each a “Designated Transaction”); provided, that so long as no Default or Event of Default is continuing, the consent of the Required Holders shall not be required so long as the Company or such Subsidiary, as the case may be, receives cash consideration at least equal to the Fair Market Value of the asset or interest therein sold, disposed of, or transferred pursuant to such arrangement, and:

(1)                                  not more than thirty (30) Business Days, and at least ten (10) Business Days, prior to the consummation of such Designated Transaction, the Company shall

Exhibit A-15

have made an irrevocable written offer, contingent upon consummation of such Designated Transaction (a “Designated Transaction Offer”), to each holder of the Notes to prepay upon consummation of such Designated Transaction, at the election of each holder, a portion of the Notes held by each such holder equal to such holder’s pro rata share of the Designated Transaction Proceeds to be received by the Company and its Subsidiaries upon consummation of the Designated Transaction (the “Designated Transaction Prepayment Amount”) at 105% of the outstanding principal amount of the Notes being prepaid, plus accrued and unpaid interest, if any, to (but not including) the date of such prepayment (and excluding any other Make-Whole Premium).  The remaining 50% of such Net Available Cash in respect of such Designated Transaction, together with any amounts not used to prepay the Notes in accordance with this paragraph 7B(13), may be used by the Company or its Subsidiaries for any purpose not otherwise prohibited by this Agreement;

(2)                                  the Designated Transaction Offer remains open for a period of at least eight (8) Business Days following receipt of such Designated Transaction Offer (the “Designated Transaction Offer Period”);

(3)                                  any accrued and unpaid interest to (but not including) the Designated Transaction Prepayment Date will be paid to the Person in whose name a Note is registered;

(4)                                  the notice in respect of such Designated Transaction Offer will contain all instructions and materials necessary to enable such holders to receive a prepayment of the Notes pursuant to the Designated Transaction Offer. The notice, which will govern the terms of the Designated Transaction Offer, will state:

(A)                              that the Designated Transaction Offer is being made pursuant to this paragraph 7B(13) and constitutes an irrevocable offer to prepay the Notes pursuant to this paragraph 7B(13) at the election of each holder of the Notes;

(B)                                the Designated Transaction Prepayment Amount, a brief description of the Designated Transaction giving rise to the Designated Transaction Offer, a computation of the Net Available Cash to be received in connection with such Designated Transaction, each holder’s pro rata share of the Designated Transaction Offer which it is entitled to receive and the anticipated Designated Transaction Prepayment Date, which shall be no more than five (5) Business Days after the Designated Transaction Offer Period terminates; and

(C)                                that upon acceptance by such holder, the Company will prepay the portion of the Designated Transaction Amount to which such holder is entitled as specified in such notice contemporaneously with the closing of such Designated Transaction;

(5)                                  to accept such Designated Transaction Offer, a holder of Notes shall cause a notice of such acceptance to be delivered to the Company not later than the expiration of the Designated Transaction Offer Period, provided, that failure to accept such offer in writing by

Exhibit A-16

such date shall be deemed to constitute an acceptance of the Designated Transaction Offer.  If so accepted by any holder of a Note, such offered prepayment (equal to not less than such holder’s pro rata share of the Designated Transaction Proceeds in respect of such Designated Transaction) shall be due and payable on the Designated Transaction Prepayment Date;

(6)                                  prepayment of the Notes to be prepaid pursuant to this paragraph 7B(13) shall be at an amount equal to 105% of the outstanding principal amount of such Notes (and excluding any other Make-Whole Premium), together with accrued and unpaid interest on such Notes to, but not including, the date of prepayment; and

(7)                                  all principal prepayments contemplated herein will be offered on a pro rata basis to all holders of the Notes, and if any holder(s) declines such prepayments, its pro rata share of such prepayments shall be reallocated on a pro rata basis to those holders accepting such prepayments.”

(o)                                 Paragraph 8A - Acceleration.  Paragraph 8A of the Existing Securities Purchase Agreement is hereby amended by adding the text “, 6Q” in clause (v) thereof after the text “6L” and before “or 7”.

(p)                                 Paragraph 8A - Acceleration.  Paragraph 8A of the Existing Securities Purchase Agreement is hereby further amended by (i) adding “or” to the end of clause (xvii) of such paragraph, and (ii) adding the following new clause (xviii) to such paragraph to read as follows:

“(xviii) the Company or its applicable Subsidiaries fail, on or prior to July 27, 2012, to (a) consummate the transactions contemplated by the Texas Agreement and (b) prepay the Notes in the aggregate principal amount of $33,000,000, together with accrued and unpaid interest thereon and a prepayment fee in the aggregate amount of $3,500,000 (without any other Make-Whole Premium);”

(q)                                 Paragraph 9G - Oil and Gas Properties.  Paragraph 9G of the Existing Securities Purchase Agreement is hereby amended and restated in its entirety as follows:

“9G Oil and Gas Properties.  Except for those Oil and Gas Properties and other Collateral disposed of in accordance with this Agreement and Leases that have expired in accordance with their terms, the Company and its Subsidiaries have good and indefeasible title to, or valid leasehold interests in, all of the Oil and Gas Properties covered by the Initial Independent Reserve Report, free and clear of all Liens, encumbrances, or adverse claims other than Permitted Liens.  Except for Oil and Gas Properties disposed of in compliance with this Agreement and Leases which have expired in accordance with their terms and as disclosed on Schedule 9G hereto, (i) the information contained in the Initial Independent Reserve Report and any other information delivered in connection therewith is based on information that was prepared in good faith based upon assumptions believed reasonable at the time, (ii) the Company or its Subsidiaries owns good and defensible title to the proved Oil and Gas Properties evaluated in such Initial Independent Reserve Report and such Oil and Gas Properties are free from all Liens (except Permitted Liens), (iii) there are no “back-in” or “reversionary” interests held by third parties which could reduce the interests of the Company or any of

Exhibit A-17

its Subsidiaries in such Oil and Gas Properties as set forth in Initial Independent Reserve Report other than such interests provided for in the Hess Agreement or the Hess Settlement Documents, and (iv) no operating or other agreement to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound affecting any part of such Oil and Gas Properties requires the Company or any of its Subsidiaries to bear any of the costs relating to such Oil and Gas Properties greater than the record title interest of such Person in such portion of the such Oil and Gas Properties, except in the event such Person is obligated under an operating agreement to assume a portion of a defaulting party’s share of costs.”

(r)                                    Paragraph 12B - Other Terms.  Paragraph 12B of the Existing Securities Purchase Agreement is hereby amended by amending and restating the following definitions as follows:

““Asset Disposition” shall mean any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of the Oil and Gas Business), transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of (i) shares of capital stock of a Subsidiary of the Company (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Subsidiary of the Company), (ii) all or substantially all the assets of any division or line of business of the Company or any of its Subsidiaries, or (iii) any other assets of the Company or any of its Subsidiaries outside of the ordinary course of business of the Company or such Subsidiary (each referred to for the purposes of this definition as a “disposition”), in each case by the Company or any of its Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction or a joint venture arrangement in which the Company or any of its Subsidiaries contributes assets into such joint venture.  For the avoidance of doubt, any dispositions of assets that are Production Payments and Reserve Sales shall be deemed to be the Incurrence of Debt and not Asset Dispositions.  Notwithstanding clause (iii) above, but subject to the provisions below in this definition, any disposition of Eagle Ford Assets shall be considered an Asset Disposition and the disposition of any other Properties in the ordinary course of business in excess of $1,000,000 in the aggregate for any calendar year shall also be considered an Asset Disposition hereunder.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

(a)                                  a disposition by the Company or any of its Subsidiaries to the Company or a Guarantor;

(b)                                 the sale of Cash Equivalents in the ordinary course of business;

(c)                                  a disposition of Hydrocarbons or mineral products inventory in the ordinary course of business;

(d)                                 a disposition of damaged, unserviceable, obsolete or worn out equipment or equipment that is no longer necessary for the proper conduct of the business of the

Exhibit A-18

Company and its Subsidiaries and that is disposed of in each case in the ordinary course of business;

(e)                                  transactions in accordance with paragraph 7B(6);

(f)                                    an issuance of capital stock by a Subsidiary of the Company to the Company or to a Guarantor;

(g)                                 for purposes of paragraph 7B(7) only, the making of a Permitted Investment or a Restricted Payment (or a disposition that would constitute a Restricted Payment but for the exclusions from the definition thereof) permitted in paragraph 7A; provided that if any Net Available Cash is received by the Company or any of its Subsidiaries as a result of such Permitted Investment or Restricted Payment, such Net Available Cash is applied in accordance with paragraph 7B(7) as if the assets subject to such Permitted Investment or Restricted Payment had been subject to an Asset Disposition;

(h)                                 a Permitted Asset Swap provided that any Net Available Cash received must be applied in accordance with paragraph 7B(7) as if the Asset Swap were an Asset Disposition;

(i)                                     dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(j)                                     dispositions or transfers of Oil and Gas Properties by ZaZa LLC or any of its Subsidiaries as required under the Hess Agreement or the Hess Settlement Documents and, notwithstanding the termination of or references to the Hess Agreement, grants of overriding royalty interests arising under arrangements in existence as of the Closing Day described under the section heading “ZaZa Related Party Transactions” in the Company’s Registration Statement on Form S-4 filed with the SEC in connection with the Merger and Contribution, as amended through January 1, 2012;

(k)                                  after the Reduction Date, dispositions or transfers of other Properties (other than the Eagle Ford Assets) pursuant to joint development and/or exploration arrangements or other joint venture arrangements permitted by this Agreement arising in the ordinary course of business and on terms customary in the oil and gas industry;

(l)                                     surrender or waiver of contract rights, Leases, or the settlement, release or surrender of contract, tort or other claims of any kind in the ordinary course of business; and

(m)                               so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the sale of assets by the Company or any of its Subsidiaries pursuant to and in accordance with the terms of the Hess Settlement Documents.”

““Default Rate” shall mean, with respect to any Note, that rate of interest that is the greater of (i) 3.00% over the otherwise applicable rate of interest on the Notes at the

Exhibit A-19

time any Default or Event of Default occurs, and (ii) 8.00% (or, to the extent the principal amount outstanding in respect of the Notes equals or exceeds $35,000,000 on February 21, 2013, commencing on such date and at all times thereafter, 10.00% per annum) over the yield to maturity reported as of 10:00 a.m. (New York City local time) on the Business Day next preceding the date of any applicable Default or Event of Default for actively traded on-the-run 10-Year U.S. Treasury securities on the display designated as “Page PX1” on Bloomberg Financial Markets (or, if Bloomberg Financial Markets shall cease to report such yields in Page PX1 or if such yields shall not be reported as of such time or the yields reported as of such time shall not be ascertainable, then such source as is then designated by the Required Noteholders).”

““Disqualified Stock” shall mean, with respect to any Person, any Equity Interest of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) at the option of the holder of such Equity Interest or upon the happening of any event:

(i)                                     matures or is mandatorily redeemable (other than redeemable only for Equity Interests of such Person that is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

(ii)                                  is convertible or exchangeable for Debt or Disqualified Stock (excluding Equity Interests that are convertible or exchangeable solely at the option of the Company or a Subsidiary of the Company); or

(iii)                               is redeemable at the option of the holder of such Equity Interest in whole or in part,

in each case on or prior to the date that is 180 days after the earlier of the date (a) of the Stated Maturity of the Notes or (b) on which there are no Notes outstanding; provided that only the portion of the Equity Interests that so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock.  In addition, any Equity Interests that provide for payment of dividends in excess of 10% of the initial purchase price thereof or is convertible into common Equity Interests at a conversion price less than 120% of the closing sale price of the common Equity Interests of such Person on the Business Day immediately preceding the date of entry into the definitive agreement providing for the issuance of such Equity Interests, shall be Disqualified Stock.

The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to this Agreement; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.”

Exhibit A-20

““Eagle Ford Assets” shall mean (i) the Oil and Gas Properties acquired or retained by ZaZa LLC pursuant to the Hess Agreement (excluding the working interest transferred by ZaZa LLC to Hess Corporation pursuant to the Hess Settlement Documents), (ii) the Oil and Gas Properties acquired or retained by ZaZa Energy pursuant to the Hess Settlement Documents, and (iii) Oil and Gas Properties located in the counties in which any property described in clause (i) or (ii) is located that are acquired with the proceeds of any sale consummated after the Reduction Date of any Eagle Ford Assets including, without limitation, any assets acquired under any Permitted Asset Swap.”

““Hess Agreement” shall mean each of (i) the Exploration and Development Agreement, dated as of March 26, 2010, by and between ZaZa LLC and Hess Corporation, relating to the Hackberry Creek Project Area, and (ii) the Exploration and Development Agreement, dated as of April 28, 2010, by and between ZaZa LLC and Hess Corporation, relating to the Eagle Ford Shale Area, each as in effect on the date hereof.

““Intercreditor Agreement” shall mean an intercreditor agreement in form and substance reasonably satisfactory to the Collateral Agent and the Required Noteholders.”

““Net Available Cash” from an Asset Disposition, a Casualty or Condemnation Event, or a Designated Transaction shall mean cash payments received (including any insurance or other similar cash payments in respect of a Casualty or Condemnation Event and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any non-cash consideration received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other Obligations relating to the properties or assets that are the subject of such Asset Disposition, such Designated Transaction or received in any other non-cash form) therefrom, in each case net of:

(i)                                     all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition, such Designated Transaction or such Casualty or Condemnation Event;

(ii)                                  all payments made on any Debt that is secured by any assets subject to such Asset Disposition, such Designated Transaction or such Casualty or Condemnation Event, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition or such Designated Transaction, or by applicable law be repaid out of the proceeds from such Asset Disposition, such Designated Transaction or such Casualty or Condemnation Event;

Exhibit A-21

(iii)                               all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures or to holders of royalty or similar interests as a result of such Asset Disposition, such Designated Transaction or such Casualty or Condemnation Event; and

(iv)                              the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition or such Designated Transaction or subject to such Casualty or Condemnation Event and retained by the Company or any of its Subsidiaries after such Asset Disposition, such Designated Transaction or such Casualty or Condemnation Event;

provided that, (a) to the extent that any assets that are subject to Permitted Commodity Hedges are subject to an Asset Disposition, Designated Transaction or Casualty or Condemnation Event, any cash proceeds from the transfer or unwinding of such Permitted Commodity Hedges shall be included in Net Available Cash, and any payments or deductions from the cash proceeds of such Asset Disposition, such Designated Transaction or such Casualty or Condemnation Event in respect of the transfer or unwinding of such Permitted Commodity Hedges shall be deemed to reduce such Net Available Cash; and (b) to the extent that any assets are Invested in a Person that is not the Company or a Guarantor and cash is returned to the Company or a Guarantor in respect of such Investment, such cash shall be applied as Net Available Cash from an Asset Disposition or Designated Transaction of such assets Invested.”

““Proved Reserves” shall mean, at any particular time, the estimated quantities of Hydrocarbons which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs attributable to Oil and Gas Properties owned by the Company or any of its Subsidiaries under then existing economic and operating conditions (i.e., prices and costs as of the date the estimate is made).  For reserves to qualify as proved reserves, the applicable Credit Party must have commenced, or must be reasonably certain that it will commence with existing equipment and operating methods, a development project to extract the hydrocarbons within a reasonable time.”

““Reserve Facility” shall mean financing to be provided by a third party financial institution providing for an oil and gas reserve-based revolving loan facility to a Credit Party in an aggregate principal amount (including, without limitation, any Hedging Obligations owing to any provider of such financing (or any Affiliate of such provider)) not to exceed $50,000,000, the loans under which shall be advanced subject to a borrowing base calculated on future cash flows arising solely from exploitation of Proved Reserves owned by such Credit Party.”

““Toreador Energy France” shall mean ZaZa Energy France SAS, formerly known as Toreador Energy France SAS, formerly known as Toreador Energy France SCS, a société par actions simplifiée organized under the laws of the Republic of France and a wholly-owned Subsidiary of Toreador.”

Exhibit A-22

(s)                                  Paragraph 12B - Other Terms.  Paragraph 12B of the Existing Securities Purchase Agreement is hereby further amended by deleting the definitions for “Additional Pari Passu Obligations” and “Toreador International” in their entirety.

(t)                                    Paragraph 12B - Other Terms.  Paragraph 12B of the Existing Securities Purchase Agreement is hereby further amended by adding the following new definitions in their proper alphabetical order to read as follows:

““Designated Transaction” shall have the meaning specified in paragraph 7B(13).”

““Designated Transaction Offer” shall have the meaning specified in paragraph 7B(13).”

““Designated Transaction Offer Period” shall have the meaning specified in paragraph 7B(13).”

““Designated Transaction Prepayment Amount” shall have the meaning specified in paragraph 7B(13).”

““Designated Transaction Prepayment Date” shall mean the date on which the applicable Designated Transaction is consummated.”

““Designated Transaction Proceeds” shall mean an amount equal to (i) with respect to a JV Transaction involving Eaglebine Assets only which results in Net Available Cash in excess of $15,000,000, 50% of the Net Available Cash in respect of such Eaglebine Assets in excess of $15,000,000, (ii) with respect to a JV Transaction involving Eagle Ford Assets only which results in Net Available Cash in excess of $15,000,000, 50% of the Net Available Cash in respect of such Eagle Ford Assets in excess of $15,000,000, (iii) with respect to a JV Transaction involving Eaglebine Assets and Eagle Ford Assets only which results in Net Available Cash in excess of $30,000,000, 50% of the Net Available Cash in respect of such Eaglebine Assets and Eagle Ford Assets in excess of $30,000,000, and (iv) with respect to any Sale Transaction only, 50% of the Net Available Cash in respect of such assets.”

““Eaglebine Assets” shall mean all Oil and Gas Properties owned by any Credit Party located in the United States that are not Eagle Ford Assets.”

““Heads of Agreement” shall mean that certain Heads of Agreement dated as of June 8, 2012, among Hess Corporation, Hess Oil France S.A.S., the Company, ZaZa LLC, and ZaZa Energy France S.A.S. (formerly known as Toreador Energy France S.A.S.).”

““Hess Settlement Documents” shall mean (a) the Texas Agreement, (b) the Paris Basin Agreement, and (c) each agreement, certificate, instrument or other document that is executed in connection therewith, each in the form attached as an exhibit, schedule or other attachment to the Texas Agreement or the Paris Basin Agreement, as the case may be.”

Exhibit A-23

““JV Transaction” shall have the meaning specified in paragraph 7B(13).”

““Paris Basin Agreement” shall mean that certain Paris Basin Purchase and Sale Agreement executed on July 25, 2012 and effective June 1, 2012, by and among Hess Oil France, Toreador Energy France, Toreador International and ZaZa France S.A.S., and all exhibits, schedules and other attachments thereto, as in effect on the Second Amendment Date.”

““Reduction Date” shall mean the first date on which the aggregate principal amount outstanding in respect of the Notes equals or is less than $25,000,000.”

““Related Purchaser Party” shall mean, with respect to the Collateral Agent (and any sub-agent thereof), any Purchaser or any Transferee, all Affiliates, officers, directors, agents, consultants and employees of such Person.”

““Sale Transaction” shall have the meaning specified in paragraph 7B(13).”

““Second Amendment Date” shall mean July 25, 2012.”

““Texas Agreement” shall mean that certain Texas Division of Assets Agreement executed on July 25, 2012 and effective June 1, 2012, by and among Hess Corporation, the Company and ZaZa LLC, and all exhibits, schedules and other attachments thereto, as in effect on the Second Amendment Date.”

““Texas Closing” shall have the meaning specified in paragraph 6Q.”

““ZaZa International” shall mean ZaZa International Holding Limited Liability Company (formerly known as Toreador International Holding Limited Liability Company), a limited liability company incorporated in Hungary.

(u)                                 Paragraph 13B(2) - Indemnification.  Paragraph 13B(2) of the Existing Securities Purchase Agreement is hereby amended by deleting each reference to the term “Related Party” or “Related Parties” therein and substituting in lieu thereof the term “Related Purchaser Party” or “Related Purchaser Parties”, as the case may be.

(v)                                 Paragraph 13C - Consent to Amendments.  Paragraph 13C of the Existing Securities Purchase Agreement is hereby amended by deleting subclause (c) in clause (i) thereof in its entirety and substituting in lieu thereof the following:

“(c) reduce or affect the time of payment of, interest on or any Premium or other prepayment consideration or any fees payable with respect to any Notes, or”

(w)                               The Existing Securities Purchase Agreement is hereby amended by deleting each reference to the term “Toreador International” therein and substituting the term “ZaZa International” in lieu thereof.

Exhibit A-24